Exhibit 99.1

Blue Capital Comments on Impact of Natural Catastrophes on Third Quarter Results

HAMILTON, Bermuda — October 16, 2018 — Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH); (“Blue Capital”) today announced that its third quarter results would be impacted by approximately $10.2 million dollars of catastrophe losses, net of reinsurance and reinstatement premiums. The estimated losses consist of a $6.1 million increase in estimated losses related to Hurricane Irma, which made landfall in Florida in September 2017, as well as third quarter 2018 catastrophe losses of $4.1 million, which were largely driven by the impact of Hurricane Florence and Typhoon Jebi.

The Company’s loss estimates have been derived from the utilization of proprietary catastrophe modeling, standard industry models, an in-depth review of in-force contracts and initial indications from clients and brokers. The Company’s actual losses may ultimately differ materially from estimated losses due to the nature of the risks assumed, the complexity of the assessment of damages and, with respect to the third quarter 2018 catastrophes, the limited number of reported claims received to date.

About Blue Capital

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to Blue Capital by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001.

Contact

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@Sompo-intl.com

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